EXHIBIT 99.1
FirstCash Reports Record Fourth Quarter and Full Year Results;
Increases Quarterly Dividend and Issues 2018 Earnings Outlook
_________________________________________________________________________________________

Fort Worth, Texas (February 1, 2018) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), a leading international operator of over 2,100 retail pawn stores in the U.S. and Latin America, today announced record revenue, net income and earnings per share for the fourth quarter and full year ended December 31, 2017. In addition, the Company announced that the Board of Directors increased the annualized dividend to $0.88 per share, or $0.22 per share quarterly, beginning with the dividend to be paid in February 2018, which represents a 16% increase over the $0.19 per share dividend paid in the first quarter of 2017.

Mr. Rick Wessel, chief executive officer, stated, “Our full year and fourth quarter results were outstanding, as FirstCash posted a record $1.8 billion in consolidated revenues for the year and record single quarter revenues of $480 million. Strong year end momentum was driven by a 22% year-over-year increase in fourth quarter revenue in Latin America (16% on a constant currency basis), coupled with solid domestic holiday sales results and better than expected cost savings in our U.S. operations. The passage of the Tax Cuts and Jobs Act (“Tax Act”) at the end of the year provided an estimated one-time net tax benefit of $27 million, or $0.57 per share. More importantly, we will benefit from the significant reduction in the effective U.S. tax rate beginning in 2018.”

Adjusted earnings measures for 2017 exclude the impact of the Tax Act, merger and acquisition related expenses and the loss on extinguishment of debt from the senior notes refinancing, which are further described, along with the adjustments for 2016 results, in the detailed reconciliations of adjusted earnings provided elsewhere in this release.

	Three Months Ended December 31,
	2017		2016
In thousands, except per share amounts	As Reported	Adjusted	As Reported	Adjusted
	(GAAP) *	(Non-GAAP)	(GAAP) *	(Non-GAAP)
Revenue	$480,205	$480,205	$462,042	$462,042
Net income	$67,734	$44,181	$36,692	$37,448
Diluted earnings per share	$1.43	$0.94	$0.76	$0.77
EBITDA (non-GAAP measure)	$75,213	$81,111	$77,163	$78,404
Weighted average diluted shares	47,212	47,212	48,532	48,532

	Twelve Months Ended December 31,
	2017		2016
In thousands, except per share amounts	As Reported	Adjusted	As Reported	Adjusted
	(GAAP) *	(Non-GAAP)	(GAAP) *	(Non-GAAP)
Revenue	$1,779,822	$1,779,822	$1,088,377	$1,088,377
Net income	$143,892	$131,225	$60,127	$85,332
Diluted earnings per share	$3.00	$2.74	$1.72	$2.44
EBITDA (non-GAAP measure)	$249,983	$273,159	$144,881	$180,252
Weighted average diluted shares	47,888	47,888	35,004	35,004

*	Other than EBITDA, which is a non-GAAP financial measure. See the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

In the fourth quarter of 2017, the Company recorded an estimated net income tax benefit of $27 million, or $0.57 per share, as a result of the Tax Act, consisting of an estimated $29 million, or $0.61 per share, income tax benefit resulting from the re-measurement of the Company’s U.S. net deferred tax liability as of December 31, 2017 based on the new lower corporate income tax rate and an estimated $2 million, or $0.04 per share, one-time income tax expense relating to the tax impact of the deemed repatriation of the Company’s previously undistributed foreign earnings of approximately $155 million. As a result, the full year 2017 effective income tax rate was 16.5%. Excluding the impact of the Tax Act, the effective tax rate was 32.3% in fiscal 2017. The provisional tax estimates are based on our initial analysis of the Tax Act. Given the significant complexity of the Tax Act, anticipated guidance from the U.S. Treasury and various U.S. states about implementing the Tax Act and the potential for additional accounting standards guidance related to the Tax Act, the estimates may be refined in the future. The Company has excluded the non-recurring net tax benefit realized as a result of the Tax Act in its adjusted earnings measures.
Earnings Highlights

•
Net income for the fourth quarter of 2017 increased 85% compared to the fourth quarter of 2016, while on an adjusted basis, net income for the quarter increased 18%. For the full year of 2017, net income increased 139% while adjusted income increased 54%.

•
Diluted earnings per share increased 88% in the fourth quarter and 74% for all of 2017. On a non-GAAP adjusted basis, diluted earnings per share increased 22% in the fourth quarter and 12% for the full year.

•	Adjusted EBITDA, a non-GAAP measure, totaled $273 million and increased 52% in fiscal 2017 versus the prior year.

•
Cash flow from operating activities for 2017 totaled $220 million, compared to $97 million in 2016. Adjusted free cash flow, a non-GAAP measure, was a record $231 million, an increase of 240% over the 2016 amount of $68 million.

•
Adjusted EBITDA, cash flow from operating activities and adjusted free cash flow measures were not affected by the fourth quarter net tax benefit resulting from the Tax Act. See detailed reconciliations of non-GAAP measures provided elsewhere in this release.

•
While fiscal 2017 saw an unprecedented series of hurricanes and earthquakes that impacted approximately 250 locations in markets that included coastal Texas, Florida, Louisiana, Alabama, Georgia, South Carolina and central and southern Mexico, the Company was able to quickly reopen most of the affected stores. While third and fourth quarter retail sales were relatively unaffected by these events, the Company did experience reduced pawn loan demand in the fourth quarter in certain domestic markets that benefited the most from hurricane-related disaster assistance payments, primarily in the coastal markets of Texas where the Company has a significant presence. The Company estimates that fourth quarter and full year earnings were reduced by approximately $0.04 per share, net of tax, as a result of reduced pawn fees and other additional operating expenses related to the hurricanes.

•
Results of operations for the fourth quarter and full year ended December 31, 2017 include the results of operations for Cash America which merged with FirstCash on September 1, 2016 (the “Merger”). The comparable twelve-month period includes the results of operations for Cash America for the period September 2, 2016 to December 31, 2016, affecting comparability of fiscal 2017 and 2016 amounts. Unless noted otherwise, same-store results for the fourth quarter include the Cash America results.

•
The Company continues to realize significant cost synergies from the Merger. Consolidated administrative expenses for the fourth quarter of 2017 were $29 million, which compares favorably to $38 million in the fourth quarter of 2016 and pro forma administrative expenses of $43 million in the fourth quarter of 2015 prior to the Merger.

Note: Certain growth rates in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis, a non-GAAP measure defined elsewhere in this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for fiscal 2017 was 18.9 pesos / dollar, an unfavorable change of 1% versus the comparable prior-year period, and for the fourth quarter of 2017 was 18.9 pesos / dollar, a favorable change of 5% versus the prior-year period.

Revenue Highlights

•
Latin America segment revenues for the fourth quarter totaled $143 million, an increase of 22% on a U.S. dollar translated basis and 16% on a constant currency basis as compared to the fourth quarter of 2016, driven by strong same-store results and contributions from new stores.

•
Same-store core pawn revenues, which includes pawn lending fees and retail merchandise sales, for the fourth quarter in Latin America increased 19% on a U.S. dollar translated basis, driven by a 20% increase in retail sales and a 16% increase in pawn fees compared to the prior-year quarter. On a constant currency basis, Latin America same-store core pawn revenues for the quarter increased 14% with a 15% increase in retail sales and an 11% increase in pawn fees. In the typically smaller-format Maxi Prenda stores acquired in early 2016, fourth quarter same-store retail sales increased 48%, or 42% on a constant currency basis, reflecting continued success in implementing and utilizing the FirstPawn IT platform and FirstCash’s best practice retailing strategies in these stores.

•
U.S. segment revenues for the fourth quarter totaled $337 million, a slight decrease of 2% compared to the fourth quarter of 2016 despite a 20% decline in non-core consumer loan and credit services fees.

•
Same-store retail sales in the U.S. (that now includes both First Cash and Cash America stores) declined 1% in the fourth quarter compared to the prior year, while same-store pawn fees for the quarter decreased 8%. The decline in pawn fees reflected the expected year-over-year decline in the Cash America stores, and to a lesser extent, the impact of the hurricanes on pawn balances in the fourth quarter. Same-store pawn fee revenues and retail sales in the legacy First Cash stores increased 3% and 1%, respectively, in the fourth quarter compared to the prior year.

Pawn Operating Metrics

•
Retail margins in Latin America were 36% and 37% for the fourth quarter and full year, respectively, while U.S. segment retail margins were 34% and 35% for the fourth quarter and full year, respectively. As expected, U.S. retail margins were impacted by discounts and promotions during the peak holiday selling season to reduce aged-inventory levels that resulted in a 31% margin in the Cash America locations.

•
Pawn loans in Latin America totaled $68 million at December 31, 2017 and increased by 19%, or 14% on a constant currency basis, from December 31, 2016. Same-store pawn loans in Latin America at December 31, 2017 increased 17% on a dollar translated basis and increased 12% on a constant currency basis compared to the prior year.

•
U.S. segment pawn loans outstanding at December 31, 2017 totaled $277 million, a decrease of 6% in total and 7% on a same-store basis. Pawn loans in the legacy First Cash stores increased 6% on a same-store basis, marking the fifth sequential quarter of positive year-over-year comparisons, and was significantly better than the 1% increase at this point a year ago. Cash America same-store pawn receivables declined 10%, and excluding coastal Texas markets affected by the hurricane, they declined 9%, both of which represented a sequential improvement over the 13% and 11% decline last quarter, respectively. The year-over-year decrease was driven in large part by continued efforts to improve portfolio yields and optimize loan-to-value ratios.

•
Total inventories at December 31, 2017 declined $54 million, or 16%, to $277 million compared to $331 million a year ago, primarily from reduced aged inventory levels in the Cash America stores. As of December 31, 2017, inventories aged greater than one year in the Latin America stores remained extremely low at 1% while they were 6% in the U.S. Aged inventories in the legacy First Cash U.S. stores were consistent at 5%, while aged inventories in the Cash America stores were 7%, a significant sequential improvement over the 11% aged level last quarter and 14% aged level in the first and second quarter of 2017.

Store Expansion Activity

•
During fiscal 2017, a total of 53 pawn stores were opened or acquired, composed of 50 stores in Latin America and three stores in the U.S. Over the past five years, the Company has added a total of 486 locations in Latin America through a combination of de novo stores and strategic acquisitions.

•
In Colombia, the Company has signed leases for five stores and a corporate office and has additional retail locations in the leasing pipeline. Additionally, the Company has started hiring key local employees with the expectation to open approximately five to ten stores in 2018.

•
The Company closed 27 stores during 2017, composed of mostly smaller format pawn stores, many of which emphasized payday lending, and the consolidation of underperforming locations into existing stores, an opportunity driven by acquisitions and the Merger.

•	As of December 31, 2017, the Company operated 2,111 stores, composed of 999 stores in Latin America and 1,112 stores in the U.S.
Cash Dividend and Stock Repurchases

•
The Company’s Board of Directors approved an increase in the annual dividend to $0.88 per share, or $0.22 per share quarterly, beginning in the first quarter of 2018. On a year-over-year basis, this represents a 16% increase over the $0.19 per share dividend paid in the first quarter of 2017. The $0.22 per share first quarter cash dividend on common shares outstanding will be paid on February 28, 2018 to stockholders of record as of February 14, 2018.

•
During fiscal 2017, the Company repurchased 1,616,000 shares at an average repurchase price of $57.56 per share. Additionally, the Company repurchased 239,000 shares during January 2018, which completed the $100 million share repurchase authorization initiated in June 2017.

•
In October 2017, the Board of Directors authorized an additional $100 million share repurchase plan that became effective on January 31, 2018 following the completion of the previous share repurchase plan. The Company expects to complete this $100 million authorization during 2018, subject to expected liquidity, debt covenant restrictions and other relevant factors.

Liquidity

•
The Company generated $220 million in cash flows from operations and $231 million in adjusted free cash flows during fiscal 2017 compared to $97 million and $68 million, respectively, during fiscal 2016. Adjusted free cash flow is a non-GAAP measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
Total outstanding debt was reduced by $53 million in fiscal 2017 to $407 million at year end. The debt includes the $300 million senior notes due in 2024 and $107 million drawn on the $400 million unsecured credit facility. This compares to $460 million of outstanding debt at December 31, 2016.

•	The ratio of net debt, defined as total debt less cash and cash equivalents, to trailing twelve months adjusted EBITDA, as defined in the Company’s senior notes covenants, was 1.1 to 1.

•	As of December 31, 2017, the Company had $114 million in cash on its balance sheet and $288 million of availability for future borrowings under its long-term, unsecured credit facility.
Fiscal 2018 Outlook

•
The Company is initiating its fiscal full-year 2018 guidance for adjusted diluted earnings per share to be in the range of $3.15 to $3.35, which compares to 2017 adjusted diluted earnings per share of $2.74. The guidance represents adjusted earnings per share growth to be in a range of 15% to 22%.

•
The guidance for fiscal 2018 is presented on a non-GAAP basis, as it does not include the impact of Merger expenses. Given the difficulty in predicting the amount and timing of future ongoing Merger expenses, the Company cannot reasonably provide a full reconciliation of adjusted guidance to GAAP guidance. However, the Company expects Merger expenses to be within a range of $0.03 to $0.06 per share, net of tax, for fiscal 2018.

•The estimate of expected adjusted earnings per share includes the following assumptions:

◦	An expected effective income tax rate for fiscal 2018 of approximately 26.5% to 27.5%, which compares to the effective rate, excluding the impact of the Tax Act, of 32.3% in fiscal 2017.

◦
An estimated exchange rate of approximately 20.0 Mexican pesos / U.S. dollar for fiscal 2018 compared to the foreign exchange rate of 18.9 Mexican pesos / U.S. dollar in fiscal 2017. The projected change in the exchange rate represents an earnings headwind of approximately $0.08 to $0.10 per share for 2018.

◦
A conservative forecast for pawn fees in many hurricane-impacted locations in Texas and most of the legacy Cash America markets in general, with expected year-over-year growth in pawn loan balances in these locations not occurring until the second half of 2018.

◦
An anticipated earnings drag of approximately $0.14 to $0.17 per share due to expected strategic reductions in consumer lending operations, primarily through store closings and elimination of remaining non-franchised check cashing operations, during 2018. Consumer lending operations are expected to contribute approximately 3.5% of revenue in 2018.

◦	Plans to open or acquire approximately 85 stores in 2018, primarily in Latin America, including its first stores in Colombia.

Additional Commentary and Analysis

Mr. Wessel further commented on the Company’s 2017 results, “We exceeded our fourth quarter and full year earnings forecast even without the fourth quarter benefit of the Tax Act. Revenues were a record $1.8 billion in 2017 as we posted strong double-digit revenue and earnings growth in Latin America, driven by same-store sales increases and the contributions from the 50 additional stores we added in 2017.

“Fourth quarter domestic revenues were at plan, with solid retail results across all brands and increased pawn fees in legacy First Cash stores that were partially offset by expected declines in payday lending revenues and pawn fees in the Cash America stores. As we continue to integrate the Cash America operations, we have significantly surpassed the initial synergy estimates and realized approximately $62 million in administrative cost savings in 2017, primarily through the consolidation of corporate support functions including duplicative IT, financial and human resource systems. We expect in-place run rate synergies of at least $70 million as we begin 2018, which is well in excess of the original target of $65 million.

“In addition to the significant cost synergies achieved in 2017, the Company accomplished other important Merger integration milestones. As of year end, all Cash America stores have been converted to the proprietary FirstPawn point of sale and loan management platform. This important integration marker was achieved ahead of schedule and under budget. As the store associates and managers become more proficient on the FirstPawn system, we believe it will lead to further efficiencies and improved operating metrics over time. Year-over-year inventory levels were reduced by $54 million during 2017, driven primarily by focused liquidation of excess inventories at the Cash America stores, as evidenced by the sequential decline in the percentage of aged inventories from 11% last quarter to 7% at year end. Integration efforts in 2018 will also focus on harmonizing the store-level compensation programs, which we also believe should enhance store performance over the latter part of the year and more so as we move into 2019.

“FirstCash posted record operating and free cash flows in 2017 and for the year effectively returned 100% of adjusted net income to shareholders in the form of dividends and share repurchases. At the same time, net leverage continues to decline and now stands at only 1.1 times adjusted EBITDA. With the anticipated cash flows in 2018, which will be further supplemented by expected tax savings, we are able to increase the quarterly dividend by 16% compared to the first quarter of 2017. Additionally, having already completed the $100 million share buyback started in June of last year, we expect to start and complete our next $100 million buyback authorization during 2018 and will target a shareholder payout ratio in excess of 100% of adjusted net income.

“The adjusted earnings per share guidance for 2018 calls for over 20% growth at the upper part of the range, reflecting increased store-level earnings from pawn operations, continued realization of cost savings and the benefit of the lower tax rate on U.S. earnings. The outlook is slightly tempered by macro factors primarily related to the recovery of hurricane-impacted pawn receivables during the first half of the year, a conservative outlook for the peso / dollar exchange rate and expected further contraction of non-core consumer lending revenues that are anticipated to account for approximately 3.5% of 2018 revenues.

“Globally, FirstCash now operates over 2,100 stores including almost 1,000 stores in three Latin American markets. Over the past five years, we have added 486 stores in Latin America alone, which is an average of 97 stores per year. This year we anticipate opening approximately 85 new stores, primarily located in Mexico, but also including stores in Guatemala and the first stores in Colombia. We are excited about the opportunities in both Guatemala and Colombia, which we believe have favorable demographics and fewer competitors, most of whom are primarily focused on jewelry lending. Our general merchandise lending model is a proven disrupter in the jewelry focused pawn space, and as we have seen in Mexico over the past 19 years, we believe the model can succeed in Central and South America to drive continued growth in the years to come.

“We remain optimistic and committed to pawn-focused long-term earnings growth strategies in both the U.S. and Latin America as we continue to open new stores and look for accretive acquisitions to build a larger and more diversified multi-country earnings platform. Coupled with our capacity to repurchase stock and pay cash dividends, we are excited in our prospects for driving long-term shareholder value,” concluded Rick Wessel, FirstCash chief executive officer.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in (i) the Company’s 2016 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, (ii) the Company’s quarterly report on Form 10-Q filed with the SEC on November 1, 2017, including the risks described in Part II, Item 1A, “Risk Factors” thereof, and (iii) the other reports filed with the SEC, including the Company’s forthcoming Annual Report on Form 10-K. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About FirstCash

FirstCash is the leading international operator of pawn stores with over 2,100 retail pawn and consumer lending locations in 26 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala and El Salvador. The Company employs almost 17,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 96% of the Company's revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Retail merchandise sales	$300,949	$282,597	$1,051,099	$669,131
Pawn loan fees	127,477	129,941	510,905	312,757
Wholesale scrap jewelry sales	33,557	26,732	140,842	62,638
Consumer loan and credit services fees	18,222	22,772	76,976	43,851
Total revenue	480,205	462,042	1,779,822	1,088,377

Cost of revenue:
Cost of retail merchandise sold	196,245	179,390	679,703	418,556
Cost of wholesale scrap jewelry sold	30,424	22,324	132,794	53,025
Consumer loan and credit services loss provision	4,400	6,213	19,819	11,993
Total cost of revenue	231,069	207,927	832,316	483,574

Net revenue	249,136	254,115	947,506	604,803

Expenses and other income:
Store operating expenses	139,094	137,451	551,874	328,014
Administrative expenses	28,931	38,260	122,473	96,537
Depreciation and amortization	12,429	14,700	55,233	31,865
Interest expense	6,208	6,461	24,035	20,320
Interest income	(459)	(115)	(1,597)	(751)
Merger and other acquisition expenses	5,898	2,793	9,062	36,670
Loss on extinguishment of debt	—	—	14,114	—
Net gain on sale of common stock of Enova	—	(1,552)	—	(1,299)
Total expenses and other income	192,101	197,998	775,194	511,356

Income before income taxes	57,035	56,117	172,312	93,447

Income tax expense (benefit)	(10,699)	19,425	28,420	33,320

Net income	$67,734	$36,692	$143,892	$60,127

Net income per share:
Basic	$1.44	$0.76	$3.01	$1.72
Diluted	$1.43	$0.76	$3.00	$1.72

Weighted average shares outstanding:
Basic	47,154	48,507	47,854	34,997
Diluted	47,212	48,532	47,888	35,004

Dividends declared per common share	$0.200	$0.190	$0.770	$0.565

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$114,423	$89,955
Pawn loan fees and service charges receivable	42,736	41,013
Pawn loans	344,748	350,506
Consumer loans, net	23,522	29,204
Inventories	276,771	330,683
Income taxes receivable	19,761	25,510
Prepaid expenses and other current assets	20,236	25,264
Total current assets	842,197	892,135

Property and equipment, net	230,341	236,057
Goodwill	831,145	831,151
Intangible assets, net	93,819	104,474
Other assets	54,045	71,679
Deferred tax assets	11,237	9,707
Total assets	$2,062,784	$2,145,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$84,331	$109,354
Customer deposits	32,019	33,536
Income taxes payable	4,221	738
Total current liabilities	120,571	143,628

Revolving unsecured credit facility	107,000	260,000
Senior unsecured notes	295,243	196,545
Deferred tax liabilities	47,037	61,275
Other liabilities	17,600	33,769
Total liabilities	587,451	695,217

Stockholders’ equity:
Preferred stock	—	—
Common stock	493	493
Additional paid-in capital	1,220,356	1,217,969
Retained earnings	494,457	387,401
Accumulated other comprehensive loss	(111,877)	(119,806)
Common stock held in treasury, at cost	(128,096)	(36,071)
Total stockholders’ equity	1,475,333	1,449,986
Total liabilities and stockholders’ equity	$2,062,784	$2,145,203

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala and El Salvador

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the U.S. operations segment as of December 31, 2017 as compared to December 31, 2016 (dollars in thousands, except as otherwise noted):

	Balance at December 31,		Increase /
	2017	2016	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$276,570	$293,392	(6)%
Consumer loans, net (1)	23,179	28,847	(20)%
Inventories	216,739	282,860	(23)%
	$516,488	$605,099	(15)%

Average outstanding pawn loan amount (in ones)	$162	$152	7%

Composition of pawn collateral:
General merchandise	34%	36%
Jewelry	66%	64%
	100%	100%

Composition of inventories:
General merchandise	42%	47%
Jewelry	58%	53%
	100%	100%

Percentage of inventory aged greater than one year	6%	11%

(1)
Does not include the off-balance sheet principal portion of active CSO extensions of credit made by independent third-party lenders. These amounts, net of the Company’s estimated fair value of its liability for guaranteeing the extensions of credit, totaled $9,348 and $12,098 as of December 31, 2017 and 2016, respectively.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016 (dollars in thousands).

	Three Months Ended
	December 31,		Increase /
	2017	2016	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$198,374	$199,353	—%
Pawn loan fees	93,258	100,954	(8)%
Wholesale scrap jewelry sales	27,767	21,770	28%
Consumer loan and credit services fees	17,784	22,303	(20)%
Total revenue	337,183	344,380	(2)%

Cost of revenue:
Cost of retail merchandise sold	130,738	126,454	3%
Cost of wholesale scrap jewelry sold	24,867	18,443	35%
Consumer loan and credit services loss provision	4,316	6,114	(29)%
Total cost of revenue	159,921	151,011	6%

Net revenue	177,262	193,369	(8)%

Segment expenses:
Store operating expenses	105,170	108,031	(3)%
Depreciation and amortization	5,314	7,791	(32)%
Total segment expenses	110,484	115,822	(5)%

Segment pre-tax operating income	$66,778	$77,547	(14)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the twelve months ended December 31, 2017 as compared to the twelve months ended December 31, 2016 (dollars in thousands):

	Twelve Months Ended
	December 31,
	2017	2016	Increase
U.S. Operations Segment
Revenue:
Retail merchandise sales	$717,490	$386,026	86%
Pawn loan fees	380,596	195,883	94%
Wholesale scrap jewelry sales	119,197	47,680	150%
Consumer loan and credit services fees	75,209	41,922	79%
Total revenue	1,292,492	671,511	92%

Cost of revenue:
Cost of retail merchandise sold	468,527	241,086	94%
Cost of wholesale scrap jewelry sold	112,467	41,357	172%
Consumer loan and credit services loss provision	19,431	11,494	69%
Total cost of revenue	600,425	293,937	104%

Net revenue	692,067	377,574	83%

Segment expenses:
Store operating expenses	423,214	215,227	97%
Depreciation and amortization	24,073	13,618	77%
Total segment expenses	447,287	228,845	95%

Segment pre-tax operating income	$244,780	$148,729	65%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP measures, which exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars and is therefore not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the Latin America operations segment as of December 31, 2017 as compared to December 31, 2016 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				Balance at
				December 31,	Increase /
	Balance at December 31,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$68,178	$57,114	19%	$65,238	14%
Consumer loans, net	343	357	(4)%	328	(8)%
Inventories	60,032	47,823	26%	57,400	20%
	$128,553	$105,294	22%	$122,966	17%

Average outstanding pawn loan amount (in ones)	$64	$58	10%	$61	5%

Composition of pawn collateral:
General merchandise	80%	80%
Jewelry	20%	20%
	100%	100%

Composition of inventories:
General merchandise	75%	76%
Jewelry	25%	24%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended December 31, 2017 as compared to the three months ended December 31, 2016 (dollars in thousands):

				Constant Currency Basis
				Three Months
	Three Months			Ended
	Ended			December 31,	Increase /
	December 31,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$102,575	$83,244	23%	$98,062	18%
Pawn loan fees	34,219	28,987	18%	32,735	13%
Wholesale scrap jewelry sales	5,790	4,962	17%	5,790	17%
Consumer loan and credit services fees	438	469	(7)%	418	(11)%
Total revenue	143,022	117,662	22%	137,005	16%

Cost of revenue:
Cost of retail merchandise sold	65,507	52,936	24%	62,630	18%
Cost of wholesale scrap jewelry sold	5,557	3,881	43%	5,327	37%
Consumer loan and credit services loss provision	84	99	(15)%	80	(19)%
Total cost of revenue	71,148	56,916	25%	68,037	20%

Net revenue	71,874	60,746	18%	68,968	14%

Segment expenses:
Store operating expenses	33,924	29,420	15%	32,574	11%
Depreciation and amortization	2,588	2,510	3%	2,485	(1)%
Total segment expenses	36,512	31,930	14%	35,059	10%

Segment pre-tax operating income	$35,362	$28,816	23%	$33,909	18%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the twelve months ended December 31, 2017 as compared to the twelve months ended December 31, 2016 (dollars in thousands):

				Constant Currency Basis
				Twelve Months
	Twelve Months			Ended
	Ended			December 31,	Increase /
	December 31,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$333,609	$283,105	18%	$338,009	19%
Pawn loan fees	130,309	116,874	11%	131,972	13%
Wholesale scrap jewelry sales	21,645	14,958	45%	21,645	45%
Consumer loan and credit services fees	1,767	1,929	(8)%	1,793	(7)%
Total revenue	487,330	416,866	17%	493,419	18%

Cost of revenue:
Cost of retail merchandise sold	211,176	177,470	19%	213,925	21%
Cost of wholesale scrap jewelry sold	20,327	11,668	74%	20,568	76%
Consumer loan and credit services loss provision	388	499	(22)%	394	(21)%
Total cost of revenue	231,891	189,637	22%	234,887	24%

Net revenue	255,439	227,229	12%	258,532	14%

Segment expenses:
Store operating expenses	128,660	112,787	14%	130,154	15%
Depreciation and amortization	10,311	10,429	(1)%	10,432	—%
Total segment expenses	138,971	123,216	13%	140,586	14%

Segment pre-tax operating income	$116,468	$104,013	12%	$117,946	13%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. operations segment pre-tax operating income	$66,778	$77,547	$244,780	$148,729
Latin America operations segment pre-tax operating income	35,362	28,816	116,468	104,013
Consolidated segment pre-tax operating income	102,140	106,363	361,248	252,742

Corporate expenses and other income:
Administrative expenses	28,931	38,260	122,473	96,537
Depreciation and amortization	4,527	4,399	20,849	7,818
Interest expense	6,208	6,461	24,035	20,320
Interest income	(459)	(115)	(1,597)	(751)
Merger and other acquisition expenses	5,898	2,793	9,062	36,670
Loss on extinguishment of debt	—	—	14,114	—
Net gain on sale of common stock of Enova	—	(1,552)	—	(1,299)
Total corporate expenses and other income	45,105	50,246	188,936	159,295

Income before income taxes	57,035	56,117	172,312	93,447

Income tax expense (benefit)	(10,699)	19,425	28,420	33,320

Net income	$67,734	$36,692	$143,892	$60,127

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the twelve months ended December 31, 2017:

		Consumer Loan Locations (2)
	Pawn Locations (1)		Total Locations
U.S. operations segment:
Total locations, beginning of period	1,085	45	1,130
New locations opened	2	—	2
Locations acquired	1	—	1
Locations closed or consolidated	(20)	(1)	(21)
Total locations, end of period	1,068	44	1,112

Latin America operations segment:
Total locations, beginning of period	927	28	955
New locations opened	45	—	45
Locations acquired	5	—	5
Locations closed or consolidated	(6)	—	(6)
Total locations, end of period	971	28	999

Total:
Total locations, beginning of period	2,012	73	2,085
New locations opened	47	—	47
Locations acquired	6	—	6
Locations closed or consolidated	(26)	(1)	(27)
Total locations, end of period	2,039	72	2,111

(1)
At December 31, 2017, 313 of the U.S. pawn stores, which are primarily located in Texas and Ohio, also offered consumer loans or credit services products, while 49 Mexico pawn stores offer consumer loan products.

(2)
The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or a credit services product and are located in Ohio, Texas, California and limited markets in Mexico. The table does not include 62 check cashing locations operated by independent franchisees under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude, among other expenses and benefits, Merger related expenses because it generally would not incur such costs and expenses as part of its continuing operations. The Merger related expenses are predominantly incremental costs directly associated with the Merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$67,734	$1.43	$36,692	$0.76	$143,892	$3.00	$60,127	$1.72
Adjustments, net of tax:
Merger and other acquisition expenses:
Transaction	—	—	667	0.01	—	—	14,399	0.41
Severance and retention	1,598	0.03	857	0.02	2,456	0.05	9,594	0.27
Other	2,118	0.05	210	—	3,254	0.07	2,030	0.06
Total Merger and other acquisition expenses	3,716	0.08	1,734	0.03	5,710	0.12	26,023	0.74
Net tax benefit from Tax Act	(27,269)	(0.57)	—	—	(27,269)	(0.57)	—	—
Loss on extinguishment of debt	—	—	—	—	8,892	0.19	—	—
Net gain on sale of common stock of Enova	—	—	(978)	(0.02)	—	—	(818)	(0.02)
Adjusted net income	$44,181	$0.94	$37,448	$0.77	$131,225	$2.74	$85,332	$2.44

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for each of the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2017			2016
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses (1)	$5,898	$2,182	$3,716	$2,793	$1,059	$1,734
Net tax benefit from Tax Act	—	27,269	(27,269)	—	—	—
Net gain on sale of common stock of Enova	—	—	—	(1,552)	(574)	(978)
Total adjustments	$5,898	$29,451	$(23,553)	$1,241	$485	$756

	Twelve Months Ended December 31,
	2017			2016
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses (1)	$9,062	$3,352	$5,710	$36,670	$10,647	$26,023
Net tax benefit from Tax Act	—	27,269	(27,269)	—	—	—
Loss on extinguishment of debt	14,114	5,222	8,892	—	—	—
Net gain on sale of common stock of Enova	—	—	—	(1,299)	(481)	(818)
Total adjustments	$23,176	$35,843	$(12,667)	$35,371	$10,166	$25,205

(1)	Resulting tax benefit for the three and twelve months ended December 31, 2016 is less than the statutory rate as a portion of the transaction costs are not deductible for tax purposes.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used in the calculation of the Net Debt Ratio as defined in the Company’s senior notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017		2016
Net income	$67,734	$36,692		$143,892		$60,127
Income tax expense (benefit)	(10,699)	19,425		28,420		33,320
Depreciation and amortization	12,429	14,700		55,233		31,865
Interest expense	6,208	6,461		24,035		20,320
Interest income	(459)	(115)		(1,597)		(751)
EBITDA	75,213	77,163		249,983		144,881
Adjustments:
Merger and other acquisition expenses	5,898	2,793		9,062		36,670
Loss on extinguishment of debt	—	—		14,114		—
Net gain on sale of common stock of Enova	—	(1,552)		—		(1,299)
Adjusted EBITDA	$81,111	$78,404		$273,159		$180,252

Net Debt Ratio calculated as follows:
Total debt (outstanding principal)				$407,000		$460,000
Less: cash and cash equivalents				(114,423)		(89,955)
Net debt				$292,577		$370,045
Adjusted EBITDA				$273,159		$180,252
Net Debt Ratio			1.1	:1	2.1	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities, and adjusted free cash flow as free cash flow adjusted for Merger related expenses paid that management considers to be non-operating in nature. Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles net cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Twelve Months Ended
	December 31,
	2017	2016
Cash flow from operating activities	$220,357	$96,854
Cash flow from investing activities:
Loan receivables, net of cash repayments	40,735	(16,072)
Purchases of property and equipment (1)	(37,135)	(33,863)
Free cash flow	223,957	46,919
Merger related expenses paid, net of tax benefit	6,659	20,939
Adjusted free cash flow	$230,616	$67,858

(1)	Includes $11 million and $13 million of real estate expenditures primarily at existing stores for the twelve months ended December 31, 2017 and 2016, respectively.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso and Guatemalan quetzal for the current and prior year periods:

	December 31,		Favorable /
	2017	2016	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.7	20.7	5%
Three months ended	18.9	19.8	5%
Twelve months ended	18.9	18.7	(1)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.3	7.5	3%
Three months ended	7.3	7.5	3%
Twelve months ended	7.4	7.6	3%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com